UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2013

CHEMOCENTRYX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35420	94-3254365
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

850 Maude Avenue, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 210-2900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2013, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of ChemoCentryx, Inc. (the “Company”) established the base salaries to be paid to the executive officers listed below (the “Named Executive Officers”), effective January 1, 2013. On February 20, 2013, the Committee also approved cash bonus payments for the 2012 fiscal year to be paid to each of the Named Executive Officers and set target cash bonuses for the 2013 fiscal year for each of the Named Executive Officers.

The new base salaries, 2013 target cash bonus payments, and 2012 actual cash bonus payments are as follows:

Name	Title	2013 Base Salary	2013 Target Cash Bonus	2012 Actual Cash Bonus
Thomas J. Schall, Ph.D.	President and Chief Executive Officer	$510,000	$255,000	$219,333

Markus J. Cappel, Ph.D.	Chief Business Officer and Treasurer	$354,543	$124,090	$96,790

Susan M. Kanaya	Senior Vice President, Finance, Chief Financial Officer and Secretary	$372,212	$130,274	$101,614

Juan C. Jaen, Ph.D.	Senior Vice President, Drug Discovery and Chief Scientific Officer	$374,929	$131,225	$102,356

Petrus Bekker, M.D., Ph.D.	Senior Vice President of Medical and Clinical Affairs	$369,382	$129,284	$100,841

In addition, on February 20, 2013, Rishi Gupta resigned from the Board. Mr. Gupta’s decision to resign from the Board did not result from any disagreement with the Company concerning any matter relating to its operations, policies or practices. On February 20, 2013, the Board approved an amendment to the stock option agreement of Mr. Gupta to accelerate the vesting date of his options to the date of his resignation and permit exercise of his options for a period of 18 months following the date of his resignation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEMOCENTRYX, INC.

Date: February 22, 2013
	By:	/s/ Susan M. Kanaya
	Name:	Susan M. Kanaya
	Title:	Senior Vice President, Finance, Chief Financial Officer and Secretary